UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 29, 2010

Unify Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1420 Rocky Ridge Drive, Suite 380
Roseville, California 95661

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(916) 218-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

AGREEMENT AND PLAN OF MERGER

      On June 29, 2010, Unify Corporation, a Delaware corporation (“Unify” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Unify Acquisition Corp., a California corporation and a wholly-owned subsidiary of Unify and Software Office Solutions, Inc., d/b/a Daegis (“Daegis”), and all of the shareholders of Daegis. Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of common stock of Daegis have been converted into a right to receive a pro rata share of the aggregate merger consideration, which is made up of $24 million in cash, $6.2 million in convertible subordinated notes, and 2,085,714 shares of Unify common stock (the “Merger Consideration”). $1.2 million of the convertible subordinated notes are subject to set-off for indemnity claims the Company may have under the Merger Agreement post transaction (for a period of 18 months after the effective time of the merger). Subject to certain conditions, the convertible subordinated notes are convertible into approximately 1,771,428 shares of Unify common stock. The parties also entered into a Registration Rights Agreement (the “Registration Agreement”) pursuant to which the Company has agreed to register for resale the shares of its common stock issued pursuant to the Merger Agreement and issuable upon conversion of the subordinated notes.

     The foregoing is intended only to be a summary of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement which will be filed in accordance with the rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act Rules”).

FINANCING AGREEMENT

     To finance the cash portion of the acquisition of Daegis, Unify entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology II, L.P. on June 29, 2010. Pursuant to the Loan Agreement, Unify was provided with debt financing consisting of a term loan in the aggregate principal amount of $24.0 million and a revolving credit facility of up to $6.0 million. The term loan has an interest rate of the greater of (i) 10.25% and (ii) the LIBOR rate plus 8.25%, plus PIK interest of 2% and has a term of 60 months. The revolving credit facility has an interest rate of the greater of (i) 9.25% and (ii) the LIBOR rate plus 7.25% and has a maturity date of June 29, 2015. As part of the financing, the lenders were issued a warrant to acquire 718,860 shares of Unify common stock at an exercise price of $3.30 per share, subject to certain adjustments contained in the terms of the warrant. Unify has agreed to register the shares of its common stock issuable upon exercise of the warrant under the Registration Agreement. In order to secure its obligations under the Loan Agreement, Unify has granted the lender a first priority security interest in substantially all of Unify’s assets.

     The Loan Agreement requires ongoing compliance with certain affirmative and negative covenants. The affirmative covenants include, but are not limited to: (i) maintenance of existence and conduct of business; (ii) compliance with laws; (iii) use of proceeds; and (iv) books and records and inspection. The negative covenants set forth in the Loan Agreement include, but are not limited to, restrictions on the ability of the Company (and the Company’s subsidiaries): (i) with certain limited exceptions, to create, incur, assume or allow to exist indebtedness; (ii) with certain limited exceptions, to create, incur, assume or allow to exist liens on properties; (iii) with certain limited exceptions, to make certain payments, transfers of property, or investments; or (iv) with certain limited exceptions, to make additional acquisitions.

     In addition, the Company is obligated to maintain certain minimum consolidated adjusted EBITDA amounts, certain total leverage ratios, and certain fixed charge coverage ratios, all as calculated in accordance with the terms and definitions determining such ratios contained in the Loan Agreement. The Loan Agreement also contains various information and reporting requirements.

     The Loan Agreement also contains customary events of default, including without limitation events of default based on payment obligations, repudiation of guaranty obligations, material inaccuracies of representations and warranties, covenant defaults, insolvency proceedings, monetary judgments in excess of certain amounts, change in control, certain ERISA events, and defaults under certain other obligations.

     The foregoing is intended only to be a summary of the Loan Agreement and is qualified in its entirety by reference to the Loan Agreement which will be filed in accordance with the Exchange Act Rules.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
99.1	Press Release dated June 29, 2010.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2010
UNIFY CORPORATION

By:	/s/ Steven D. Bonham
Steven D. Bonham
Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit
Number	Description
99.1	Press Release dated June 29, 2010.